Exhibit 99.5

[Letterhead of KPMG LLP]

Report of Independent Registered Public Accounting Firm

The Board of Directors
The Student Loan Corporation:

We have examined the accompanying assertion made by management on The Student Loan Corporation's compliance with the Administration Agreement, Sections 2, 3 and 7, dated as of November 23, 2004, between the SLC Student Loan Trust 2004-1, as Issuer, and The Student Loan Corporation, as Administrator, for the period ended December 31, 2004. Management is responsible for The Student Loan Corporation's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about The Student Loan Corporation's compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about The Student Loan Corporation's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on The Student Loan Corporation's compliance with specified requirements.

We have been informed that, under The Student Loan Corporation’s interpretation regarding compliance with the Administration Agreement, Sections 2, 3 and 7, dated as of November 23, 2004, between The Student Loan Corporation and SLC Student Loan Trust 2004-1, the criteria set forth in Appendix 1 is suitable for attesting to management’s assertion referred to above.

In our opinion, management’s assertion that The Student Loan Corporation complied with the aforementioned requirements for the period ended December 31, 2004 is fairly stated, in all material respects, based upon the criteria set forth in Appendix I.

The report is intended solely for the information and use of the Board of Directors and management of The Student Loan Corporation and the SLC Student Loan Trust 2004-1 and Indenture Trustee and is not intended to be and should not be used by anyone other than these specified parties.

/s/ KPMG LLP

New York, New York
March 31, 2005

Appendix I

Attestation Procedures

We have been informed that, under The Student Loan Corporation's interpretation regarding compliance with the Administration Agreement, Sections 2, 3 and 7, dated as of November 23, 2004, between The Student Loan Corporation and SLC Student Loan Trust 2004-1, the criteria set forth below is suitable for attesting to management's assertion referred to in our report:

Obtain and read the Administration Agreement (the “Agreement”).

Obtain written representation from The Student Loan Corporation management stating that The Student Loan Corporation complied with the administration requirements in Sections 2, 3 and 7 of the Administration Agreement during the period from November 23, 2004 through December 31, 2004.

Obtain and read The Student Loan Corporation management's Annual Administrator's Certificate to SLC Student Loan Trust 2004-1 stating that The Student Loan Corporation performed, in all material respects, all of its obligations under the Agreement during the period from November 23, 2004 through December 31, 2004, and no default in the performance of such obligations had occurred or was continuing.

Obtain and read the Sub-Administration Certification stating that CMI, the Sub-Administrator, complied with the Sub-Administration Agreement, dated November 23, 2004, between The Student Loan Corporation, as Administrator, and CMI, the Sub-Administrator, for the period November 23, 2004 through December 31, 2004.

Obtain an understanding of the transmittal of ED Form 799 on a quarterly basis to the U.S. Department of Education by The Student Loan Corporation by performing the following procedure:

•	For the ED Form 799, obtain and inspect the Lender Search Report provided by The Student Loan Corporation evidencing receipt of the ED Form 799 by the U.S. Department of Education for the fourth quarter 2004.

Obtain an understanding of The Student Loan Corporation's remittance procedures of monthly rebate fees to the U.S Department of Education by performing the following procedure:

•	For remittances, select a sample of two monthly rebate fees and obtain and inspect proof of remittance to the U.S. Department of Education for each remittance in the sample.

Obtain an understanding of The Student Loan Corporation's remittance procedures to the Indenture Trustee, including the processing of principal and interest payments by performing the following procedure:

•	For principal and interest payments, select a sample of two daily remittances and obtain and inspect proof of remittance to the Indenture Trustee within two business days for each daily remittance in the sample.

Obtain an understanding of The Student Loan Corporation's procedures with respect to the Collection Account, Reserve Account and Capitalized Interest Account by performing the following procedure:

•	For the Collection Account, Reserve Account and Capitalized Interest Account, select a sample of two dates in 2004 and obtain and inspect proof of proper deposits and withdrawals related to transactions posted on those specified dates.

Management Report on The Student Loan Corporation's Compliance, as Administrator, with the Requirements of the Administration Agreement

Management of The Student Loan Corporation, as Administrator, is responsible for compliance with the Administration Agreement, Sections 2, 3 and 7 dated as of November 23, 2004, between the SLC Student Loan Trust 2004-1, as Issuer, and The Student Loan Corporation, as Administrator, for the period ended December 31, 2004.

Management has performed an evaluation of The Student Loan Corporation's compliance with the Administration Agreement, Sections 2, 3 and 7, for the period ended December 31, 2004. Based upon this evaluation, management believes that, for the period ended December 31, 2004, The Student Loan Corporation, as Administrator, was in compliance with the Administration Agreement, Sections 2, 3 and 7.

/s/ Daniel P. McHugh                                                                             March 31, 2005
Daniel P. McHugh                                                                                         Date
Chief Financial Officer
The Student Loan Corporation, as Administrator